UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):         April 28, 2005

Cowlitz Bancorporation
(Exact Name of Registrant as specified in its charter)

Washington	0-23881	91 - 529841
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

927 Commerce Ave.
Longview, Washington 98632
Address of Principal Executive Office and Zip Code

Registrant's telephone number including area code 360-423-9088

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

         On April 28, 2005, the Registrant entered into a Placement Agreement with FTN Capital Market and Keefe, Bruyette & Woods, Inc. that provides for the issuance of $12.0 million of trust preferred securities. The Placement Agreement, together with a related Declaration of Trust, Amended and Restated Declaration of Trust, Trust Indenture and Guarantee Agreement, provide for the creation of a Delaware business trust subsidiary of the Registrant for the purpose of issuing 372 shares of common equity securities (at a purchase price of $1,000 per share) to the Registrant and $12.0 million in preferred equity securities ("capital securities") to other purchasers, the collective proceeds of which were used to purchase $12,372,000 principal amount of subordinated debentures from the Registrant.

         The subordinated debentures, issued pursuant to a Trust Indenture, have a term of 30 years (maturing June 15, 2035), with interest payable quarterly in arrears at a floating rate at LIBOR plus 1.75% . The subordinated debentures are callable after five years, and interest may be deferred for as much as 20 consecutive quarters. The capital securities have terms that mirror those of the subordinated debentures, with the dividends substantially equal to the interest payments on the subordinated debentures, and with redemption of the capital securities at the time the subordinated debentures are called or reach maturity.

         Upon an event of default under the subordinated debentures, the full amount of outstanding principal and all accrued and unpaid interest becomes due and payable. Events of default include (i) failure of the Registrant to pay interest when due (unless an election to defer such payments has been properly made, in which event failure to pay interest when due following a permitted deferral of such payments); (ii) failure to pay principal when due, either upon maturity or upon redemption; (iii) breach of any covenant limiting dividend payments by the Registrant during a time of default under the subordinated debentures; (iv) entry of an order in an involuntary bankruptcy, insolvency or similar proceeding, or the commencement of a voluntary bankruptcy, insolvency or similar proceeding by the Registrant; or (v) voluntary or involuntary liquidation or dissolution of the Trust, otherwise than in connection with distribution of the subordinated debentures to the capital securities holders, the redemption of the capital securities, or in connection with certain permitted mergers or consolidations.

         Under the Guarantee Agreement, the Registrant has guaranteed the payment of dividends and other distributions owed and payable by the Trust to the holders of the capital securities, including amounts payable upon liquidation. Holders of the capital securities may seek recourse directly from the Registrant under the Guarantee in the event the Trust fails to make required distributions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
Arrangement of a Registrant.

         The information required by this item is incorporated herein by reference to the disclosures under Item 1.01 above.

Item 7.01        Regulation FD Disclosure.

      On April 29, 2005, the Registrant issued a press release announcing the completion of an offering of $12 million of trust preferred securities. A copy of the press release is attached as exhibit 99.1 to this report.

Item 9.01        Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Exhibits.
99.1 Press Release

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COWLITZ BANCORPORATION
(Registrant)

Date:	April 29, 2005	By:	/s/ Richard J. Fitzpatrick
Richard J. Fitzpatrick, Chief Executive Officer

EXHIBIT 99.1

April 29, 2005 12:00 noon Pacific Time
Company Press Release

SOURCE:	Cowlitz Bancorporation
CONTACTS:	Richard J. Fitzpatrick, Chief Executive Officer
(360) 423-9800

Cowlitz Bancorporation Announces Issuance of $12 million in Trust Preferred Securities

LONGVIEW, Wash., April 29, 2005 /PRNewswire/ --

Cowlitz Bancorporation (NASDAQ: CWLZ - news) today announced that it completed the issuance of $12 million in trust preferred securities on April 29, 2005. Under the terms of the pooled transaction, the securities have a maturity of 30 years and are redeemable without penalty after five years. The securities bear a floating rate of 1.75% above the three-month LIBOR rate.

"The proceeds of this transaction are expected to qualify as Tier I capital for regulatory purposes, and will be used to fund the Company's growth," said Richard J. Fitzpatrick, President & Chief Executive Officer. "The resulting increase to capital allows us to continue meeting our customer's financing needs as they expand," continued Mr. Fitzpatrick.

     Cowlitz Bancorporation is the holding company of Cowlitz Bank. In addition to its four branches in Cowlitz County Washington, Cowlitz Bank's divisions include Bay Bank located in Bellevue and Vancouver, Washington and Portland and Wilsonville, Oregon; and Bay Mortgage, with residential lenders in three of the Bank's Cowlitz County branches. Cowlitz specializes in commercial banking services for Northwest businesses, professionals, and retail customers, and offers trust services out of its main branch in Longview, Washington, and in its Bay Bank branch in Portland, Oregon.